Exhibit 10.6

LOCK-UP AGREEMENT

THIS AGREEMENT (this "Agreement") is dated as of February 7, 2007 by and among United National Film Corporation, a Nevada corporation (the "Company"), and the shareholders of the Company listed on Schedule A attached hereto (collectively, the "Shareholders").

WHEREAS, to induce the Company and the investors (the “Investors”) to enter into the Series A Convertible Preferred Stock Purchase Agreement dated as of the date hereof (the “Purchase Agreement”) by and among the Company and the Investors, the Shareholders have agreed not to sell any shares of the Company’s common stock, $0.0001 par value per share (the "Common Stock"), that such Shareholders presently own or may acquire after the date hereof, except in accordance with the terms and conditions set forth herein. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.  Restriction on Transfer; Term. The Shareholders hereby agree with the Company that the Shareholders will not offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company), directly or indirectly, any of the shares of Common Stock from the period commencing on the Closing Date and expiring on the date that is thirty-six months following the effective date of the registration statement (the “Effective Date”) filed by the Company with the Securities and Exchange Commission providing for the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants issued pursuant to the Purchase Agreement (the “Period”); provided, however, that the Shareholders may make a bona fide gift of such shares of Common Stock as long as the recipient of such bona fide gift signs an agreement with the Company that is identical to this Agreement; provided, further, that the amount of such bona fide gift of shares of Common Stock shall not exceed the following amounts: (i) during the twenty-four month period following the Effective Date, one-twelfth (1/12th) of the aggregate shares of Common Stock held by the Shareholders and (ii) during the thirty-sixth month period following the Effective Date, one percent (1%) of the outstanding shares of Common Stock of the Company.

2.  Ownership. During the Period, the Shareholders shall retain all rights of ownership in the Common Stock, including, without limitation, voting rights and the right to receive any dividends, if any, that may be declared in respect thereof.

3.  Company and Transfer Agent. The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent. The Company and its transfer agent are hereby authorized to decline to make any transfer of the Common Stock if such transfer would constitute a violation or breach of this Agreement and the Purchase Agreement.

4.  Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, four (4) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to the Company:

Wuhan Blower Co.
Canglongdao Science Park of Wuhan
East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China
Attention: Xu Jie
Tel. No.: (86) 138 7113 6999
Fax No.: (86) 027 5970 0010

With copies to:

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention: Henry I. Rothman, Esq.
Tel. No.: (212) 704-6179
Fax No.: (212) 704-5950

and to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036

Attention: Christopher S. Auguste, Esq.
Tel No.: (212) 715-9100
Fax No.: (212) 715-8000

If to any of the Shareholders, addressed to such Shareholder at:

Wuhan Blower Co.
Canglongdao Science Park of Wuhan
East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China

Attention: Xu Jie
Tel. No.: (86) 138 7113 6999
Fax No.: (86) 027 5970 0010

With copies to:

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention: Henry I. Rothman, Esq.
Tel. No.: (212) 704-6179
Fax No.: (212) 704-5950

or to such other address as any party may specify by notice given to the other party in accordance with this Section 4.

5.  Amendment. This Agreement may not be modified, amended, altered or supplemented, except by a written agreement executed by each of the parties hereto.

6.  Entire Agreement. This Agreement contain the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with respect to such subject matter, all of which are merged herein.

7.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws which would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted.

8.  Waiver of Jury Trial. EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND THE FEDERAL DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN NEW YORK COUNTY OR SUCH DISTRICT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH SUIT, ACTION OR OTHER PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED IN SECTION 4.

9.  Severability. The parties agree that if any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

10.  Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.  Headings. The section headings contained in this Agreement (including, without limitation, section headings and headings in the exhibits and schedules) are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa.

12.  Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above herein.

UNITED NATIONAL FILM CORPORATION

By:	/s/ Xu Jie
Name: Xu Jie
Title: President and Chief Executive Officer

FAME GOOD INTERNATIONAL LIMITED

By:	/s/ Xu Jie
Name: Xu Jie
Title: Director

Schedule A

Fame Good International Limited